Exhibit (a)(1)(E)
BALLY’S CORPORATION
Offer to Purchase for Cash
Shares of Its Common Stock for an Aggregate Purchase Price
of Not More Than $190 Million
at a Per Share Purchase Price Not Less Than $19.25 Per Share
Nor Greater Than $22.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JULY 22, 2022, UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

June 24, 2022
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated June 24, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”), by Bally’s Corporation, a Delaware corporation (the “Company”), to purchase for cash shares of its common stock, par value $0.01 per share (“Shares”), at a price not less than $19.25 nor greater than $22.00 per Share, on the terms and subject to the conditions described in the Offer. The Company is offering to purchase Shares from shareholders of the Company having an aggregate purchase price of no more than $190 million.
After the Expiration Time, the Company will, on the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $19.25 and not more than $22.00 per Share, that it will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $19.25 and not more than $22.00 per Share that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $190 million. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered with a specified price that is greater than the Purchase Price will not be purchased. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. Because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares having an aggregate purchase price of $190 million are validly tendered at or below the Purchase Price and not validly withdrawn. See Sections 1, 3 and 4 of the Offer to Purchase.
On the terms and subject to the conditions of the Offer, if the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of in excess of $190 million, measured at the maximum price at which such Shares were validly tendered, the Company will purchase Shares (1) first, from all holders of  “odd lots” (persons who own fewer than 100 Shares) who validly tender all of their Shares at or below the Purchase Price do not validly withdraw them prior to the Expiration Time, except that tenders of less than all of the Shares owned by an “odd lot” holder will not qualify for this preference, (2) second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price and do not validly withdraw them before the expiration of the Offer, and (3) third, if necessary to permit the Company to purchase Shares having an aggregate purchase price of  $190 million (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them prior to the Expiration Time. See Sections 1 and 6 of the Offer to Purchase.

In addition, the Company may, if Shares valued at more than $190 million are tendered in the Offer at or below the Purchase Price, to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of its outstanding Shares without extending the Expiration Time.
We are the holder of record (directly or indirectly) of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.
Please instruct us, by completing the attached Instruction Form, as to whether you wish us to tender all or any portion of the Shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.   The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on July 22, 2022, unless the Offer is extended or terminated.
2.   You may tender your Shares at a price not less than $19.25 nor greater than $22.00 per Share, in increments of $0.25, as indicated in the attached Instruction Form, less any applicable withholding tax and without interest. Alternatively, you may make a Purchase Price Tender by checking the appropriate box on the Instruction Form.
3.   If you wish to tender Shares at more than one price, you must complete a separate Instruction Form for each price at which you wish to tender Shares. We must submit separate Letters of Transmittal or Agent’s Messages on your behalf for each price at which you are tendering Shares; provided, however, that the same Shares cannot be tendered at more than one price, unless previously validly withdrawn. See Section 4 of the Offer to Purchase.
4.   You should consult with your broker or other financial and tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.
5.   The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7 of the Offer to Purchase.
6.   If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase) and you instruct us to tender on your behalf all of the Shares that you own at or below the Purchase Price prior to the Expiration Time, and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for payment before any proration of the purchase of other tendered Shares.
7.   If you wish to tender Shares subject to the condition that all or a specified minimum number of your Shares tendered must be purchased if any Shares tendered are purchased, you may elect to do so by completing the section captioned “Conditional Tender” in the attached Instruction Form. It is the tendering shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. You should consult with your own tax advisor before completing the section captioned “Conditional Tender” in the attached Instruction Form.
8.   Any tendering shareholder or other payee who is a United States Holder (as defined in Section 15 of the Offer to Purchase) and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States federal income tax backup withholding (currently at a rate of 24%) on the gross proceeds paid to the United States Holder or other payee pursuant to the Offer, unless such holder establishes that such holder is exempt from backup withholding. In order to avoid backup withholding, any tendering shareholder who is a Non-United States Holder (as defined in Section 15 of the Offer to Purchase) must file an appropriate IRS Form W-8, attesting to such shareholder’s exemption from backup withholding. The form can be obtained from the IRS website at www.irs.gov. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Non-United States Holder may be subject to United States federal withholding taxes on the gross amount payable to them in the circumstances described in the Offer to Purchase. See

Sections 3 and 15 of the Offer to Purchase. All shareholders should consult their own tax advisors regarding the tax consequences of the Offer.
If you wish to have us tender all or any portion of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed.
If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. Please note that, unless the Company has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 12:00 a.m. midnight, New York City time, on August 19, 2022, the 40th business day following the commencement of the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to the shareholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company’s behalf by the Dealer Managers (as defined in the Offer to Purchase) or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
The Company’s Board of Directors authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Managers, the Information Agent or any of their respective affiliates have made, and they are not making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares pursuant to the Offer. The Company has also not authorized any person to make any such recommendation. Your clients must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price. In doing so, your clients should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer, including the purpose and effects of the Offer. See Sections 2 and 11 of the Offer to Purchase. Your clients are urged to discuss their decision with their tax advisor and financial advisor and/or broker.
The Company’s directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other Shareholders. Standard General RI Ltd. (“Standard General”), which beneficially owns 21.7% of the outstanding Shares as of June 20, 2022, and the Company’s directors and executive officers have informed the Company that they have not determined as of the date of this Offer to Purchase whether or not to tender any of their Shares pursuant to the Offer. However, to enable greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General, the Company’s directors or executive officers elect to participate), Standard General, the Company’s directors and executive officers have informed the Company that they will notify us whether or not they intend to tender Shares into the Offer not later than six business days prior to the Expiration Time. The Company will amend the Offer to Purchase to reflect such decision. Other than as described above, the Company is not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of the Company’s non-tendering directors, executive officers and affiliates will increase as a percentage of outstanding Shares following the consummation of the Offer.

INSTRUCTION FORM WITH RESPECT TO
BALLY’S CORPORATION
Offer to Purchase for Cash
Shares of Its Common Stock for an Aggregate Purchase Price
of Not More Than $190 Million
at a Per Share Purchase Price Not Less Than $19.25 Per Share
Nor Greater Than $22.00 Per Share
The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated June 24, 2022, and the Letter of Transmittal by Bally’s Corporation, a Delaware corporation (the “Company”), to purchase for cash shares of its common stock, par value $0.01 per share, at a price not less than $19.25 nor greater than $22.00 per share, on the terms and subject to the conditions described in the Offer to Purchase and in the Letter of Transmittal.
The undersigned hereby instructs you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.
In participating in the Offer, the tendering shareholder acknowledges that (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer to Purchase, (2) the tendering shareholder is voluntarily participating in the Offer, (3) the future value of the shares is unknown and cannot be predicted with certainty, (4) the tendering shareholder has received the Offer to Purchase and the Letter of Transmittal, as amended or supplemented, (5) any foreign exchange obligations triggered by the tendering shareholder’s tender of shares or the receipt of proceeds are solely his or her responsibility, and (6) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax, withholding tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the tendering shareholder acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility; provided that the Company will pay stock transfer taxes to the extent described in Section 5 of the Offer to Purchase. In that regard, the tendering shareholder authorizes the Company to withhold all applicable Tax Items that the Depositary or other withholding agent determines that it is legally required to withhold. The tendering shareholder consents to the collection, use and transfer, in electronic or other form, of the tendering shareholder’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer. No authority herein conferred or agreed to be conferred will be affected by, and all such authority will survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder will be binding upon the heirs, personal and legal representatives, administrators, trustees in bankruptcy, successors and assigns of the undersigned.
The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security number or other identification number, nationality, any shares of common stock held in the Company and details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any shares of the Company’s common stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Depositary.
Number of shares to be tendered by you for the account of the undersigned:              shares. Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.
THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX):
(1)
SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER: PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED (SEE INSTRUCTION 2 TO THE LETTER OF TRANSMITTAL)

By checking one of the following boxes below instead of the box under “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO OFFER,” the undersigned is tendering shares at the price checked. This election could result in none of the shares being purchased if the Purchase Price selected by the Company for the shares is less than the price checked below. A shareholder who wishes to tender shares at more than one price must complete a separate Notice of Guaranteed Delivery and/or Letter of Transmittal for each price at which shares are tendered (see Section 3 of the Offer to Purchase and Instruction 2 to the Letter of Transmittal). The same shares cannot be tendered at more than one price, unless previously and validly withdrawn as provided in Section 4 of the Offer to Purchase.
PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
(CHECK ONLY ONE BOX, AND IF MORE THAN ONE BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES)
☐ $19.25	☐ $19.50	☐ $19.75	☐ $20.00
☐ $20.25	☐ $20.50	☐ $20.75	☐ $21.00
☐ $21.25	☐ $21.50	☐ $21.75	☐ $22.00
OR
(2)
SHARES TENDERED AT PRICE DETERMINED PURSUANT TO OFFER (SEE INSTRUCTION 3 TO THE LETTER OF TRANSMITTAL)

☐
By checking this one box instead of one of the price boxes under “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER,” the undersigned is tendering shares and is willing to accept the Purchase Price determined by the Company in accordance with the terms of the Offer. This action will maximize the chance of having the Company purchase the shares pursuant to the Offer (subject to proration). The undersigned understands that this election is deemed to be a tender of shares at the minimum price of $19.25 per share for purposes of determining the Purchase Price in the Offer, and might cause the Purchase Price to be lower and result in the tendered shares being purchased at the minimum price of $19.25 per share. (See Section 3 of the Offer to Purchase and Instruction 3 to the Letter of Transmittal).

CHECK ONE, AND ONLY ONE, BOX ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

ODD LOTS
(See Section 1 of the Offer to Purchase and Section 4 of the Letter of Transmittal)
Under certain conditions, shareholders holding a total of less than 100 shares may have their shares accepted for payment before any proration of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing less than 100 shares. Accordingly, this section is to be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of less than 100 shares. The undersigned either (check one box):
☐
is the beneficial or record owner of an aggregate of less than 100 shares, all of which are being tendered; or

☐
is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s) shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of less than 100 shares and is tendering all of such shares.

Additionally, check the box below if applicable:
☐
The tendered shares represent all the shares held by the undersigned.

CONDITIONAL TENDER
(See Section 6 of the Offer to Purchase and Section 5 of the Letter of Transmittal)
A tendering shareholder may condition his or her tender of shares upon the Company purchasing all or a specified minimum number of the shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Shareholders are urged to consult with their own tax advisors before completing this section. No assurances can be provided that a conditional tender will achieve any particular United States federal income tax result for any shareholder tendering shares. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.
☐
The minimum number of shares that must be purchased from me/us, if any are purchased from me/us, is:          shares.

If, because of proration, the minimum number of shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked this box:
☐
The tendered shares represent all shares held by the undersigned.

ALL SHAREHOLDERS WISHING TO GIVE INSTRUCTIONS PURSUANT
TO THIS INSTRUCTION FORM MUST COMPLETE THE FORM BELOW.
The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature(s)

Name(s)

(Please Type or Print)
Taxpayer Identification or Social Security Number:

Address(es):

Zip Code(s):

Daytime Area Code and Telephone Number:

Dated:
              , 2022